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                                  EXHIBIT 99.6

                     PRESS RELEASE DATED SEPTEMBER 14, 1998



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
                                                   INVESTOR CONTACT:         Suzanne DuLong
                                                                             (888) 243-6223
                                                                             email: ir@CIENA.com

                                                   PRESS CONTACT:            Denny Bilter
                                                                             (800) 921-1144
                                                                             email: dbilter@ciena.com
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FOR IMMEDIATE RELEASE


CIENA ANNOUNCES SUMMARY JUDGEMENT GRANTED IN ITS FAVOR IN KIMBERLIN CASE

LINTHICUM, MD - SEPTEMBER 14, 1998 - A federal district court has dismissed federal securities law claims brought against CIENA Corporation (NASDAQ: CIEN) and certain of its individual directors by investor Kevin Kimberlin and related parties, finding "no violations" of federal securities laws in the Company's or directors' conduct. Kimberlin filed the lawsuit in November 1996 in the U.S. District Court for the Southern District of New York against the company and certain directors, alleging that Kimberlin and other parties controlled by him had been fraudulently denied the opportunity to purchase shares in CIENA in connection with a private offering in December 1995.

In a decision dated September 9, 1998, but received by the Company today following its morning conference call with financial analysts, U.S. District Court Judge Sonia Sotomayor granted CIENA's motion for summary judgement as to the Kimberlin plaintiffs' federal securities claims, finding "no violations of the federal securities laws in [CIENA's and the individually-named board members'] conduct." The Court also dismissed all related state law claims without prejudice, declining to exercise jurisdiction over these claims.

Patrick Nettles, CIENA's President and Chief Executive Officer said, "We are delighted that the court has agreed with our position that there was no basis for these claims, and
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we are pleased that we can put this distraction behind us and move forward with our business."

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ABOUT CIENA
                 Based in Linthicum, Maryland, CIENA Corporation is a worldwide market leader of open architecture, dense wavelength division multiplexing
(DWDM) systems for long-distance and local exchange carriers. CIENA's DWDM solutions include the MultiWave(R) 1600 long-haul transport system, WaveWatcher(R) network management software, the MultiWave Optical Add/Drop Multiplexer, the MultiWave Sentry(TM) enhanced long-distance transport system and the new MultiWave(R) Firefly and MultiWave Metro(TM) short-haul systems. Through its Alta subsidiary, based in Norcross, GA, CIENA provides a range of engineering, furnishing and installation (EF&I) services for telecommunications service providers in the areas of transport, switching and wireless communications.

                 Additional information about CIENA can be found on its World Wide Website: http://www.ciena.com.